Exhibit 2.4
FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT
This First Amendment to the Stock Purchase Agreement (this “Amendment”), dated as of June 28, 2022 (the “Execution Date”), is by and among Computer Programs and Systems, Inc., a Delaware corporation (“Buyer”), each of the Persons listed as a “Seller” on the signature page hereto (each, a “Seller” and, collectively, the “Sellers”), Steven McCoy as the representative of the Securityholders (the “Securityholder Representative”), and Healthcare Resource Group, Inc., a Washington corporation (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the SPA (as defined below).
RECITALS
A.The Parties entered into that certain Stock Purchase Agreement, dated as of March 1, 2022 (the “SPA”);
B.The Parties have agreed that, pursuant to Section 2.5 of the SPA, (i) the Revised Closing Statement delivered by Buyer to the Securityholder Representative on May 23, 2022 is the Final Closing Statement, (ii) that the Final Cash Consideration exceeds the Estimated Cash Consideration by $197,711.69 (the “Purchase Price Adjustment Amount”), and (iii) that the Purchase Price Adjustment Amount is owed by Buyer to the Securityholders;
C.Subsequent to the Closing and prior to the Execution Date, Buyer paid $702,382.46 to the IRS and various state taxing authorities (the “Tax Payment”) for the 2021 federal and state income Taxes due from the Company to the IRS such state taxing authorities and, pursuant to Section 5.1(b) and Section 6.2(d) of the SPA, the Securityholders are obligated to reimburse Buyer for the amount of the Tax Payment; and
D.After setting off the Purchase Price Adjustment Amount from the Buyer Tax Payment, the Securityholders owe Buyer $504,670.77 (the “Net Reimbursement Amount”); and
E.The Parties desire to amend the SPA to enable Securityholders to pay Buyer the Net Reimbursement Amount from the Adjustment Escrow Amount.
AGREEMENT
The Parties, intending to be legally bound, hereby agree as follows:
1.Recitals. The recitals set forth above are true and correct in all respects and form an integral part of this Amendment.
2.Amendment. The SPA is hereby amended to add the following at the end of Section 5.1(b) thereof:
Notwithstanding anything in this Agreement to the contrary, in the event that Buyer makes any Tax payment due from the Company with respect to Tax periods ending on or before the Closing Date, then Buyer may elect to recover the amount of such payment (or any portion thereof) from the then current balance of the Adjustment Escrow Amount, in addition to any other remedy available hereunder, and, upon such election, Buyer and the Securityholder Representative shall instruct the Escrow Agent accordingly.

3.Acknowledgement. The Parties hereby acknowledge and agree that, after giving effect to this Amendment (and after setting off the Purchase Price Adjustment Amount against the Tax Payment), (a) Buyer is due to be paid the Net Reimbursement Amount from the Adjustment Escrow Amount, and (b) the remaining balance of the Adjustment Escrow Amount (the “Remaining Balance”) is due to be disbursed to the Securityholders. Promptly following the execution of this Amendment, Buyer and the Securityholder Representative shall instruct the Escrow Agent to (i) disburse the Net Reimbursement
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Amount from the Adjustment Escrow Amount to Buyer and (ii) disburse the Remaining Balance in accordance with Section 2.5(e) of the SPA, as amended, and Section 6 of the Option Cancellation Agreements, as applicable. Upon the disbursement of the Net Reimbursement Amount and the Remaining Balance in accordance with this Section 4, (x) Buyer shall have no further obligations to the Securityholders for the payment of the Purchase Price Adjustment Amount or otherwise with respect to payment of the Final Cash Consideration as contemplated under Section 2.5 of the SPA, and (y) the Securityholders shall have no further obligation to Buyer for Buyer’s payment of the Tax Payment.
4.Reaffirmation. Except as provided in this Amendment, the SPA is unchanged and remains in full force and effect. This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions of this Amendment and the terms and provisions of the SPA, the terms and provisions of this Amendment will control. From and after the execution of this Amendment, any reference to the SPA will be deemed to be a reference to the SPA as amended by this Amendment.
5.Governing Law; Venue; Waiver of Jury Trial. Section 7.7 of the SPA is hereby incorporated by reference herein, mutatis mutandis.
6.Counterparts. The Parties are permitted to execute this Amendment in one or more counterparts, each of such counterparts is deemed to be an original copy of this Amendment and all of which, when taken together, are deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) constitutes effective execution and delivery of this Amendment as to the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) are deemed to be their original signatures for all purposes.
7.Authority. Each Party does hereby represent and warrant to each other Party that this Amendment has been duly and validly executed by such Party, and this Amendment constitutes the valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. The foregoing representations and warranties shall survive the execution and delivery of this Amendment and shall remain in full force and effect.
[Signature Page Follows]
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Each of the Parties, intending to be legally bound, has either duly executed and delivered this Amendment or caused an authorized Representative of such Party to duly execute and deliver this Amendment on behalf of such Party, in each case, as of the Execution Date.
BUYER:
Computer Programs and Systems, Inc.
By:    /s/ Matt Chambless
Name:    Matt Chambless
Title:    Chief Financial Officer

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SELLERS:
Healthcare Resource Group, Inc. Employee Stock Ownership Plan and Trust

GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as Trustee of the Healthcare Resource Group, Inc. Employee Stock Ownership Trust

        /s/ Lynn Archer
Lynn Archer, not in her individual capacity but solely as the authorized officer of GreatBanc Trust Company

    /s/ Steve McCoy
Steven McCoy

    /s/ Gregory West
Gregory West

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COMPANY:
Healthcare Resource Group, Inc.
By:     /s/ Matt Chambless
Name:     Matt Chambless
Title:     Secretary and Treasurer

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SECURITYHOLDER REPRESENTATIVE:

    /s/ Steve McCoy
Steven McCoy
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